Exhibit 99.1

Pingtan Marine Enterprise

Announces Official Launching

of Modification and Rebuilding

for 27 Fishing Vessels

FUZHOU, China, April 17, 2018 /PRNewswire/ -- Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (hereafter referred to as "Pingtan" or the "Company"), a global fishing company based in the People's Republic of China (PRC), today announced that the Company has signed an agreement with Huanghai Shipbuilding Co., Ltd. and officially commenced the modification and rebuilding project for its 27 fishing vessels, following a previous announcement last week that the 27 fishing vessels received approval from the Ministry of Agriculture and Rural Affairs of the People's Republic of China for modification and rebuilding.

About Huanghai Shipbuilding Co., Ltd.

Huanghai Shipbuilding Co., Ltd., headquartered in Rongcheng, Shandong Province, was founded in 1944, and has been one of the eight largest fishing vessel repairing and shipbuilding factories in China since 1964.

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward looking statements include, but are not limited to, Pingtan's expectation of completing the modification and rebuilding of 27 fishing vessels and placing them in operation thereafter, and Pingtan's efforts and ability to expand into new fishing territories, increase production capacity, improve revenue, and promote the economic development of the international waters of the Indian Ocean. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include the ability to complete modification and rebuilding of vessels in a timely manner; ability to reach the international waters of the Indian Ocean; adverse weather or oceanic conditions or mechanical or other operational failure of the vessels; an unexpected dramatic decrease in production, operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company's fishing vessels and their ability to generate expected annual revenue and net income, actions taken by government regulators that adversely affect the Company's operations of its vessels and other risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu
Chief Financial Officer
Pingtan Marine Enterprise Ltd.
Tel: +86 591 87271753
ryu@ptmarine.net

Johnny Zhang
IR Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
jzhang@ptmarine.net

Maggie Li
IR Deputy Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.
Katherine Yao, Senior Associate
Tel: +86 10 6587 6435
kyao@equityny.com